UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2025

United Therapeutics Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1000 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	UTHR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed on July 30, 2025, the Board of Directors (the Board) of United Therapeutics Corporation (the Company) approved a share repurchase program (the Share Repurchase Program), authorizing the purchase by the Company of up to $1 billion of the Company’s common stock (Common Stock).

On August 1, 2025, the Company entered into two accelerated share repurchase agreements (the ASR Agreements) with Citibank, N.A. (Citi) to repurchase approximately $1 billion in the aggregate of Common Stock under the Share Repurchase Program.

Under the terms of the ASR Agreements, which comprise a $500 million uncollared agreement (the Uncollared ASR) and a $500 million collared agreement (the Collared ASR), the Company will make an aggregate upfront payment of $1 billion to Citi on August 4, 2025.

Uncollared ASR

Under the Uncollared ASR, which is being entered into pursuant to the Master Confirmation between the Company and Citi, dated March 25, 2024, the Company will receive an initial delivery of approximately 1,274,296 shares of Common Stock on August 4, 2025 representing approximately 75% of the total shares that would be repurchased under the Uncollared ASR, measured based on the closing price of the Common Stock on August 1, 2025.

The exact number of shares that the Company will ultimately repurchase pursuant to the Uncollared ASR will be determined based on the average of the daily volume-weighted average price per share of the Common Stock during the term of the Uncollared ASR, less a discount and subject to adjustments pursuant to the terms and conditions of the Uncollared ASR. Final settlement of the Uncollared ASR is expected to occur in the fourth quarter of 2025.

Collared ASR

Under the Collared ASR, the Company will receive an initial delivery of approximately 849,531 shares of Common Stock on August 4, 2025 representing approximately 50% of the total shares that would be repurchased under the Collared ASR (the Initial Delivery Amount), measured based on the closing price of the Common Stock on August 1, 2025. Upon completion of an agreed-upon hedging period and the subsequent determination of the minimum and maximum share amounts to be repurchased under the Collared ASR, Citi will deliver an additional number of shares to the Company equal to the difference between such minimum number of shares and the Initial Delivery Amount.

The exact number of shares that the Company will ultimately repurchase pursuant to the Collared ASR will be determined based on the average of the daily volume-weighted average price per share of the Common Stock during the term of the Collared ASR, less a discount and subject to a collar provision establishing the minimum and maximum numbers of shares to be repurchased, as well as other adjustments, pursuant to the terms and conditions of the Collared ASR. Final settlement of the Collared ASR is expected to occur in the first quarter of 2026.

At final settlement of the ASR Agreements, the Company may be entitled to receive additional shares of Common Stock, or, in certain limited circumstances, be required to make cash payment to Citi or, if the Company elects, deliver shares to Citi.

The ASR Agreements contain customary terms for these types of transactions, including, but not limited to, the mechanisms used to determine the number of shares of Common Stock or, the amount of cash, that will be delivered at settlement, the required timing of delivery of the shares of Common Stock, the specific circumstances under which adjustments may be made to the transactions, the specific circumstances under which final settlement of the ASR Agreements may be accelerated or extended, the specific circumstances under which the transactions may be terminated prior to their scheduled maturity and various acknowledgements, representations and warranties made by the Company and Citi to one another.

The foregoing description of the ASR Agreements does not purport to be complete and is qualified in its entirety by reference to the Collared ASR agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and to the Uncollared ASR agreement, which the Company filed with the U.S. Securities and Exchange Commission on March 25, 2024 as Exhibit 10.1 to the Company’s Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On August 1, 2025, the Company issued a press release announcing the ASR Agreements. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act as amended, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1	Master Confirmation – Accelerated Share Repurchase, between the Company and Citi, dated August 1, 2025
99.1	Press release dated August 1, 2025
104	Cover page Interactive Data File - the cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: August 1, 2025	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel